EXHIBIT 4

                                          [LOGO]         NEWS RELEASE
---------------------------------------------------------------------------
EL PASO ENERGY CORPORATION              CRYSTAL GAS STORAGE, INC.
1001 LOUISIANA ST,                      PO BOX 21101
HOUSTON TEXAS 77002                     SHREVEPORT, LOUISIANA 71120
CONTACT:                                TELEPHONE 318-222-7791
MEDIA RELATIONS: PAULA DELANEY          CONTACT: JEFF BALLEW
TELEPHONE:  (713) 420-6885
INVESTOR RELATIONS: BRIDGET MCEVOY
TELEPHONE: (713) 420-5597


FOR IMMEDIATE RELEASE:

         EL PASO ENERGY CORPORATION AND CRYSTAL GAS STORAGE, INC.
                 ANNOUNCE ENTERING INTO A MERGER AGREEMENT



     Houston, TX and Shreveport, La. -- October 15, 1999 -- El Paso Energy Corporation (NYSE:EPG) and Crystal Gas Storage, Inc. (AMEX:COR) today announced that they had entered into a Merger Agreement pursuant to which Crystal will be acquired by El Paso.

     Under the terms of the Merger Agreement, each holder of common stock of Crystal will receive $57 per share in cash. In connection with the merger, Crystal's outstanding preferred stock will be redeemed at $1.00 per share in accordance with the terms of such preferred stock. Quantum Fund N.V. and its affiliates, which own approximately 64% of Crystal's outstanding common stock, have committed to support the transaction and have entered into a voting agreement in this regard.

     The merger is subject to clearance under the Hart-Scott-Rodino Antitrust Improvements Act and the approval of Crystal's stockholders at a meeting, as well as other customary conditions. The Board of Directors of Crystal has unanimously determined that the merger is fair to and in the best interests of the stockholders of Crystal, and resolved to recommend to stockholders that they approve the merger.

"Crystal's assets strategically link El Paso's pipelines and fit our strategy of owning flexible gas and power assets," said William A. Wise, chairman, president and chief executive officer of El Paso Energy.

Joe N. Averett, Jr., President of Crystal, said, "The Crystal Board was extremely pleased with the El Paso transaction, which arose out of Crystal's previously announced strategic review in which it was assisted by Goldman, Sachs & Co." He noted that the Board and management had enhancing shareholder value as their primary goal and that the El Paso transaction, with its $ 57 per share price, was the culmination of that goal.

     With over $10 billion in assets, El Paso Energy Corporation provides energy solutions through its strategic business units: Tennessee Gas Pipeline Company, El Paso Natural Gas Company, El Paso Field Services Company, El Paso Merchant Energy Company, and El Paso Energy International Company. El Paso owns the nation's only integrated coast-to-coast natural gas pipeline system and has operations in interstate natural gas transmission, gas gathering and processing, power generation, energy marketing, and international infrastructure development. Visit El Paso Energy's web sit at www.epenergy.com.

     Crystal Gas Storage, Inc. currently owns and operates through wholly owned subsidiaries two natural gas storage facilities near Hattiesburg, Mississippi, and holds various interests in natural gas properties primarily in Arkansas and Louisiana.

     Statements in this release other than historical facts are forward-looking statements made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995. The Companies have made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. While the Companies make these statements and projections in good faith, neither the Companies nor its managements can guarantee that the anticipated future results will be achieved. Reference should be made to the Companies' (and its affiliates') Securities and Exchange Commission filings for additional important factors that may affect results.

                                    ###

October 15, 1999